Exhibit 99.1

(For Internal Molex Use Only)

To:	All Molex Employees

From:	Martin P. Slark

Date:	9 September 2013

Re:	Molex Agrees to be Acquired by Koch Industries

This morning we announced that Molex has agreed to be acquired by Koch Industries, Inc. in an all cash transaction for $38.50 per share. This transaction marks the beginning of an exciting new chapter in Molex’s long, successful history and, if approved, will result in Molex becoming a standalone, private company in Koch’s portfolio.

First, I want to assure you that this announcement is a result of a careful and deliberate process undertaken by the Krehbiel Family and our Board of Directors. Having Koch Industries as a long-term owner for our company will allow us to continue our track record of growth and investment in people and innovation. We firmly believe that by joining Koch Industries we will build upon Molex’s proud past and strengthen its powerful future.

Koch Industries is a private family-owned company based in Wichita, Kansas, with annual revenues of about $115 billion. It has a track record of successful acquisitions and their investment in us reaffirms our strength as an organization. They recognize and value our expansive product portfolio, technological leadership, design and engineering expertise and global reach. With Koch’s stable ownership and long-term view toward value creation, Molex will be even better positioned to navigate an evolving industry and properly protect and grow our business worldwide. For all of us, this means continued growth opportunities, continuity for our customers, and overall stability of the business.

While there are many important benefits for us in this transaction and changes will take place under Koch’s ownership, I want to underscore what is not changing. Molex will be run by the same experienced management team. We will retain the Molex name and brand and the company’s headquarters will remain in Lisle, IL.

Sadly, this transaction also marks the close of the Krehbiels’ ownership of Molex. Over 75 years the Krehbiel Family has guided Molex’s growth into one of the world’s leading companies in the connector industry. The Krehbiel Family is pleased that this transaction preserves Molex’s culture, creates enduring opportunities for employees, and rewards our shareholders who have invested alongside us. John and Fred Krehbiel will retire from Molex when the deal is complete.

While we are excited about today’s announcement, it will continue to be business as usual for now. The transaction is subject to regulatory approval and our shareholders will vote on the acquisition later this year. Going forward, it is critical that we maintain the same dedication to customer service. Additional information about the acquisition and Koch Industries can be found at the MolexNet intranet site. We will continue to update this site with information, as we can.

Our announcement is likely to generate a lot of media attention and I want to remind you that it is important that you not speculate on this transaction publicly. If you receive an inquiry from the media about this transaction, please direct it to Susan Armitage at susan.armitage@molex.com or 630-527-4561.

Finally, I want to personally thank all of you for your hard work and continued dedication to the company. Without your commitment to making Molex a global leader we would not be able to pursue this pivotal transaction.

Important Additional Information Will be Filed with the SEC

In connection with the proposed merger transaction, the Company intends to file with the SEC and to furnish to the Company’s stockholders a proxy statement and other relevant materials regarding the proposed transaction. THE COMPANY’S STOCKHOLDERS AND INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER TRANSACTION, THE PARTIES TO THE PROPOSED MERGER TRANSACTION AND RELATED MATTERS. In addition to receiving the proxy statement and related materials by mail, the Company’s stockholders and investors will also be able to obtain, without charge, copies of the proxy statement (once filed) and other Company filings with the SEC from the SEC’s website at www.sec.gov. In addition, stockholders may obtain, without charge, copies of the proxy statement (once filed) and other Company filings with the SEC from the Company’s website at www.molex.com or by contacting Steve Martens, our VP Investor Relations, at (630) 527-4344 or Steve.Martens@molex.com.

Participants in the Solicitation of Proxies

The Company’s executive officers and directors and certain other members of the Company management and its employees may be deemed “participants” in the solicitation of proxies from the Company’s stockholders with respect to the matters relating to the proposed merger. Information concerning the interests of the persons who may, under SEC rules, be considered participants in the solicitation of the Company stockholders, whose interests may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement and other relevant documents to be filed with the SEC. Information about the Company’s executive officers and directors can be found in the Company’s most recent Annual Report on Form 10-K and its proxy statement for the 2012 Annual Meeting of Stockholders, which was filed with the SEC on September 7, 2012.